Exhibit 10.28
SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of this 31st day of December 2008, by and between HAWK CORPORATION, a Delaware corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114 (“Employer”), and JOSEPH J. LEVANDUSKI, an individual who resides at 9979 Barr Road, Brecksville, Ohio 44141 ( “Employee”)

RECITALS:

A.	Employer and Employee are parties to an Employment Agreement dated as of August 14, 2006 (the “Original Agreement”).

B.
Employer, Employee and Hawk Corporation, a Delaware corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114, amended the Original Agreement in Amendment to Agreements dated as of November 10, 2006 (the “OA Amendment No. 1,” and together with the Original Agreement, the “Amended Original Agreement”).

C.
In order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, Employer and Employee desire to further amend the Amended Original Agreement as set forth in this Amendment.

ACCORDINGLY, in consideration of the promises hereinafter set forth in this Amendment, the parties agree as follows:

1. Changes to Section 4 of the Amended Original Agreement. Employer and Employee hereby agree that Section 4 of the Amended Original Agreement is hereby deleted from the Amended Original Agreement in its entirety and is replaced by the following new Section 4:

4.           Compensation.

(a) For services rendered pursuant to this Agreement, and for the covenants and agreements of Employee set forth herein, Employee shall receive the following:  (i) a base salary at the rate of $22,916.67 per month (annual rate: $275,000) payable in accordance with the normal payroll procedures of Employer, which amount is subject to annual review and possible increase at the discretion of Chairman, with the advice and consent of the Compensation Committee of the Board of Directors of Employer (the “Compensation Committee”); (ii) an opportunity to earn incentive compensation on annual basis, in such amount and manner as may be determined by the Chairman, with the advice and consent of the Compensation Committee, with respect to a particular year; provided, however, that Employee must be actively employed by Employer at the end of a year in order to earn incentive compensation with respect to that year; notwithstanding the foregoing, in the year of termination of Employee's employment, if the termination is under circumstances which entitle Employee to receive severance pay pursuant to the Control Agreement or Section 5(b) below, Employee shall earn a pro rata portion (computed as the number of days worked during the year divided by 365) of such incentive compensation for the year in which the termination occurs; (iii) four (4) weeks of vacation per year; provided, however, that unused vacation may not be carried over to a subsequent year; (iv) the right to participate in the standard benefits which Employer provides to all of its employees; (v) the right to participate in Employer’s 1997 Stock Option Plan and 2000 Long Term Incentive Plan (collectively, the “Plans”) in accordance with and subject to all of the terms and conditions contained in the Plans, subject to the execution of such documents as may be required by the Compensation Committee appointed pursuant to the Plans; and (vi) such other benefits and/or perquisites as may be provided at the discretion of the Chairman from time to time.

(b) To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”), no payment under Section 4(a)(i) or 4(a)(ii) above shall be made later than March 15 of the calendar year following the calendar year in which the amount was earned and accrued.

2. Changes to Section 5 of the Amended Original Agreement.  Employer and Employee hereby agree that Section 5 of the Amended Original Agreement is hereby amended as follows:

(a)	The first two sentences of Section 5(b) are deleted from the Amended Original Agreement in their entirety and are replaced by the following:

Subject to the terms of subparagraph (a) above, in the event of the termination of Employee's employment by Employer for a reason other than for “Cause”, Employer (i) will continue to pay to Employee the “Annual Salary” for a period of twenty four (24) months following the date of termination, (ii) will continue to provide to Employee and his family “Basic Medical Coverage” and “Executive Medical Benefits” (as hereinafter defined) for a period of twenty four (24) months following the date of termination, and (iii) will cause the Incentive Stock Options which have been granted to Employee and are not exercisable, to become immediately exercisable, effective on the date of termination.  In addition, Employee shall be entitled to receive payment for any earned vacation which he had not used as of the date of termination (the “Vacation Severance Amount”).

(b)	The first sentence of Section 5(c) is deleted from the Amended Original Agreement in its entirety and is replaced by the following:

The continuation of Annual Salary, Basic Medical Coverage and Executive Medical Benefits, the vesting of certain stock options, and the payment of the Vacation Severance Amount as described in subparagraph (b) above (collectively, the “Severance Benefits”) are intended by the parties to be in settlement of any and all claims of Employee arising out of or related to Employee’s employment with Employer, including, without limitation, the termination of such employment, any express or implied employment agreement, this Agreement, or the breach thereof (collectively, “Employment Claims”).

(c)	The third sentence of Section 5(c) is deleted from the Amended Original Agreement in its entirety and is replaced by the following:

Employee shall execute a General Waiver and Release of Claims form substantially the same as the “Release” which is attached to the Control Agreement as Exhibit A thereto (the “Release”), and Employer’s obligation to provide the Severance Benefits shall be conditioned upon the execution and delivery by Employee of such a release.

(d)	Section 5(e) of the Amended Original Agreement is deleted from the Amended Original Agreement in its entirety and is replaced by the following new Section 5(e):

Employer’s obligation to provide the Severance Benefits shall also be subject to, and conditioned upon, Employee's waiver of any other cash severance payment or other benefits provided Employer or its affiliates pursuant to any other severance agreement with Employee (the “Severance Waiver”).  No amount shall be payable under this Agreement to, or on behalf of, Employee unless and until the Employee has executed and delivered such a Severance Waiver, in a form to be presented by Employer.

(e)	The following is added in its entirety as Section 5(f) of the Agreement:

(f)           Section 409A.  To ensure compliance with Section 409A, Employer shall pay:

(i) the amount payable under Section 5(b)(i) in accordance with the normal payroll procedures of Employer in effect as of the Effective Date;

(ii) the Vacation Severance Amount in a lump sum payment by no later than March 15 of the calendar year following the year of the termination of Employee’s employment with the Company under Section 5(b) above; and

(iii) to the extent that any continued payments or reimbursements of Basic Medical Coverage and Executive Medical Benefits under Section 5(b)(ii) above are deemed to constitute taxable compensation to Employee, any such payment due to Employee shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3. Changes to Section 6 of the Amended Original Agreement.  Employer and Employee hereby agree that Section 6 of the Amended Original Agreement is hereby amended as follows:

(a)	Section 6 of the Amended Original Agreement is redesignated in its entirety as Section 6(a).

(b)	The following is added in its entirety as Section 6(b) of the Amended Original Agreement:

To ensure compliance with Section 409A, Employer shall pay (i) all amounts payable under Section 6(a)(i) in accordance with the normal payroll procedures of Employer in effect as of the Effective Date beginning with the first pay period (determined in accordance with Employer’s normal payroll procedures) following the date of Employee’s death and (ii) to the extent that any continued payments or reimbursements of Basic Medical Coverage and Executive Medical Benefits under Section 6(a)(ii) above are deemed to constitute taxable compensation, any such payment due to Employee’s family shall be paid on or before the last day of the calendar year following the taxable year in which the related expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the right of Employee’s family to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

4. Changes to Section 7 of the Amended Original Agreement.  Employer and Employee hereby agree that the following is hereby added as the second sentence of Section 7(a) of the Amended Original Agreement:

To ensure compliance with Section 409A, Employer shall pay all amounts payable under this Section 7(a) in accordance with the normal payroll procedures of Employer in effect as of the Effective Date beginning with the first pay period (determined in accordance with Employer’s normal payroll procedures) following the date on which the disability is deemed to have occurred (as determined under Section 7(c) below).

5. Addition of Section 20 to the Amended Original Agreement.  Employer and Employee hereby agree that the following is hereby added in its entirety as Section 20 of the Amended Original Agreement:

20.           Section 409A.

(a)	To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

(b)
If Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by Employer in accordance with Section 409A,  as of the date of Employee’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 20(b) shall be paid or distributed (without interest) to Employee in a lump sum on the earlier of (i) the date that is six (6) months following termination of Employee’ s employment, (ii) a date that is no later than thirty (30) days after the date of Employee’s death or (iii) the earliest date as is permitted under Section 409A.  For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein.  Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)
Notwithstanding anything to the contrary in this Agreement, Employer shall be under no obligation to provide the Severance Benefits described in Section 5(b) of this Agreement unless Employee shall have executed the Release and the Severance Waiver (and the applicable revocation period shall expired) within fifty-five (55) days following the date of Employee’s termination of employment.  The payment of the amounts payable under Section 5(b)(i) shall begin no later than sixty (60) days following the date of termination of employment or death, as applicable.

(d)
For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive the installment payments described in Sections 5(b)(i) and 7(a) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(e)
Notwithstanding anything herein to the contrary, to the extent any of the amounts payable under Sections 5(b) and 7(a) are treated as non-qualified deferred compensation subject to Section 409A, then no portion of such amounts shall be payable to Employee until Employee’s termination of employment constitutes a “separation from service,” as defined in Treasury Regulation Section 409A-1(h) (and any successor provision thereto).”

(f)
To the maximum extent permitted by applicable law, the amounts payable to Employee under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(g)
As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement that is subject to Section 409A made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

6. Full Force and Effect.  Except to the extent specifically modified in this Amendment, each and every provision of the Amended Original Agreement remains in full force and effect.

7. Miscellaneous.  The parties intend that the validity, performance and enforcement of this Amendment shall be governed by the laws of the State of Ohio.  In the event of any claim arising out of or related to this Amendment, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Amendment upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.  In the event of any conflict between the original terms of the Amended Original Agreement and this Amendment, the terms of this Amendment shall prevail.

<Signature follows>

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.
HAWK CORPORATION
(“Employer”)

By:/s/ Byron S. Krantz
Its: Secretary

/s/ Joseph J. Levanduski
Joseph J. Levanduski (“Employee”)

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